NL REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS – March 6, 2012 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $19.9 million, or $.41 per share, in the fourth quarter of 2011 compared to net income of $56.9 million, or $1.17 per share, in the fourth quarter of 2010.  For the full year 2011, NL reported net income attributable to NL stockholders of $81.7 million, or $1.68 per share compared to net income of $70.4 million, or $1.40 per share, in 2010.  Comparability of the Company’s results was significantly impacted by the increase in equity in earnings of Kronos Worldwide, Inc. in 2011 over 2010 and a gain in the fourth quarter of 2010 associated with the reduction in our ownership interest in Kronos, both as discussed further below.

Net sales increased 2% in the fourth quarter of 2011 as compared to the fourth quarter 2010 and increased 3% in 2011 compared to 2010.  Net sales increased due to an increase in order rates from CompX’s customers resulting from improving economic conditions in North America and specific customer projects.  Net sales were also impacted by relative changes in currency exchange rates, which increased sales by approximately $.5 million for the year.  Income from operations attributable to CompX increased to $2.1 million and $15.5 million, in the fourth quarter and full year of 2011, respectively, compared to income from operations of $1.6 million and $9.4 million in the same periods of 2010.  Income from operations in the fourth quarter 2011 was favorably impacted by lower patent litigation expense and lower facility consolidation expense compared the same period of 2010.  Income from operations in the full year 2011 is higher primarily due to the previously-reported first quarter 2011 patent litigation settlement gain of $7.5 million ($.06 per diluted share, net of income taxes and noncontrolling interest), partially offset by a $1.1 million write-down of assets held for sale in 2011 ($.02 per share, net of income taxes and noncontrolling interest) as compared to a $.5 million write-down on assets held for sale in 2010 ($.01 per share, net of income taxes and noncontrolling interest), facility consolidation costs and related production inefficiencies in 2011 and higher raw material costs.  Changes in currency exchange rates had a positive impact on CompX’s income from operations by $.3 million in the fourth quarter of 2011 and negatively impacted CompX’s income from operations by $.7 million in the full year 2011 compared to the same periods of 2010.

Kronos’ net sales of $437.4 million in the fourth quarter of 2011 were $64.1 million, or 17%, higher than in the fourth quarter of 2010.  Net sales of $1,943.3 million in the full year of 2011 were $493.6 million, or 34%, higher than 2010.  Kronos’ net sales increased in the fourth quarter and the full year 2011 due primarily to higher average TiO2 selling prices and the positive impact of fluctuations in currency exchange rates, partially offset by lower sales volumes.  Kronos’ average TiO2 selling prices increased 46% in the fourth quarter of 2011 as compared to the fourth quarter of 2010, and increased 40% in the full year as compared to 2010.  Kronos’ average TiO2 selling prices at the end of the fourth quarter of 2011 were 11% higher than at the end of the third quarter of 2011, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010 and 2011.  Fluctuations in currency exchange rates also impacted net sales, increasing Kronos’ net sales by approximately $4 million in the fourth quarter and approximately $70 million in the full year 2011.  While the amount of inventory available for shipment in 2011 increased due to record production volumes during the year, Kronos’ sales volumes were 19% lower in the fourth quarter of 2011 than in the fourth quarter of 2010, and 5% lower in the full year.  The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations increased by $82.4 million, from $60.9 million in the fourth quarter of 2010 to $143.3 million in the fourth quarter of 2011.  For the year-to-date period, Kronos’ income from operations increased by $368.1 million from $178.4 million in 2010 to $546.5 million in 2011.  Income from operations increased in both periods primarily due to higher TiO2 selling prices and higher production volumes.  These increases were partially offset by higher raw materials and maintenance costs.  Changes in currency exchange rates increased Kronos’ income from operations by approximately $4 million in the fourth quarter and had a minimal effect on Kronos’ income from operations in 2011 as compared to the same periods in 2010.

As previously reported, in March 2011 Kronos completed the redemption of €80 million principal amount of its 6.5% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  During the third and fourth quarters of 2011, Kronos also repurchased in open market transactions an additional €40.8 million principal amount of its Senior Secured Notes for an aggregate of €40.6 million.  Kronos’ year-to-date results in 2011 include an aggregate net charge of $3.1 million (NL’s equity interest was $.4 million, or $.01 per share, net of income tax benefit) consisting of the call premium, gain on the repurchases and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and repurchased Senior Notes.

Kronos’ income tax benefit in 2010 includes a $35.2 million (NL’s equity interest was $8.2 million, or $.17 per share, net of income taxes) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.

In November 2010, Kronos completed a secondary public offering of 17.94 million shares of its common stock in an underwritten offering for net proceeds of $337.6 million.  All shares were sold to third-party investors.  Upon completion of the offering our ownership of Kronos was reduced from 36.0% to 30.4%.  As a result of such reduction in our ownership interest in Kronos, in the fourth quarter of 2010 we recognized a $78.9 million pre-tax gain ($50.9 million, or $1.05 per share, net of income taxes), representing the increase in our proportionate interest in Kronos’ net assets from immediately prior to immediately following Kronos’ stock issuance.

Litigation settlement gain in 2010 relates to a $5.3 million pre-tax gain ($3.4 million, or $.07 per share, net of income taxes) recognized in the third quarter for a settlement agreement we entered into with another potentially responsible party for certain environmental matters.

Litigation settlement expense in 2010 of $32.2 million ($20.8 million, or $.43 per share, net of income taxes) relates to the settlement of certain legal proceedings in April 2010.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Substantially all of the insurance recoveries we recognized in 2011 relate to a new settlement we reached with one of our insurance carriers in September 2011 in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs.  A substantial portion of the insurance recoveries we recognized in 2010 relates to the litigation settlement referred to above.  Insurance recoveries aggregated $16.9 million in 2011 ($11.0 million, or $.23 per share, net of income taxes) and $18.8 million in 2010 ($12.1 million, or $.25 per share, net of income taxes).

Corporate expenses decreased $1.1 million, or 23%, in the fourth quarter of 2011 as compared to the fourth quarter of 2010 primarily due to lower defined benefit pension and postretirement benefits other than pension expense.  Corporate expenses increased $8.5 million, or 55%, in 2011 compared to 2010 primarily related to higher environmental and related costs, offset by slightly lower litigation and related costs and lower defined benefit pension and postretirement benefits other than pension expense.

Our income tax expense in 2010 included an aggregate first quarter provision for deferred income taxes of $1.9 million ($1.6 million, or $.03 per share, net of noncontrolling interest) associated with a determination that certain undistributed earnings of a non-U.S. subsidiary can no longer be considered to be permanently reinvested.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
•	Changes in raw material and other operating costs (such as energy, ore and steel costs)and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts;
•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Customer and competitor strategies;
•	Potential consolidation of Kronos’ competitors;
•	Demand for office furniture;
•	Substitute products;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	The introduction of trade barriers;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries,
•	Our ability to maintain sufficient liquidity;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	CompX’s and Kronos’ ability to renew or refinance debt;
•	CompX’s ability to comply with covenants contained in its revolving bank credit facility;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business;
•	Uncertainties associated with the development of new product features;
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months		Year ended
	ended December 31,		December 31,
	2010	2011	2010	2011
	(Unaudited)

Net sales	$32.4	$33.1	$135.3	$138.8
Cost of sales	24.1	24.9	99.3	103.6

Gross margin	8.3	8.2	36.0	35.2

Selling, general and administrative expense	6.3	6.1	23.6	23.9
Other operating income (expense):
Insurance recoveries	.2	.3	18.8	16.9
Litigation settlement gain	-	-	5.3	-
Litigation settlement expense	-	-	(32.2)	-
Patent litigation settlement gain	-	-	-	7.5
Patent litigation expense	(.2)	-	(2.3)	(.2)
Facility consolidation expense	(.2)	-	(.2)	(2.0)
Asset held for sale write-down	-	-	(.5)	(1.1)
Corporate expense and other, net	(4.7)	(3.6)	(15.5)	(24.0)

Income (loss) from operations	(2.9)	(1.2)	(14.2)	8.4

Equity in earnings of Kronos Worldwide, Inc.	11.7	26.1	45.6	97.6
Gain on reduction in ownership interest in Kronos
Worldwide, Inc.	78.9	-	78.9	-
General corporate items:
Interest and dividends	.6	.8	2.5	3.0
Interest expense	(.5)	(.3)	(1.5)	(1.6)

Income before income taxes	87.8	25.4	111.3	107.4

Provision for income taxes	30.8	5.3	40.5	24.7

Net income	57.0	20.1	70.8	82.7

Noncontrolling interest in net income
of subsidiary	.1	.2	.4	1.0

Net income attributable to NL stockholders	$56.9	$19.9	$70.4	$81.7

Basic and diluted net income per share (a)	$1.17	$.41	$1.40	$1.68

Basic and diluted average shares outstanding	48.6	48.7	48.6	48.7

(a)  Refer to Note 22 of our Consolidated Financial Statements included in our Annual Report on Form 10-K for the period ended December 31, 2011 for the computation of our per share amounts.

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months		Year ended
	ended December 31,		December 31,
	2010	2011	2010	2011

CompX - component products	$1.6	$2.1	$9.4	$15.5
Insurance recoveries	.2	.3	18.8	16.9
Litigation settlement gain	-	-	5.3	-
Litigation settlement expense	-	-	(32.2)	-
Corporate expense and other, net	(4.7)	(3.6)	(15.5)	(24.0)

Income (loss) from operations	$(2.9)	$(1.2)	$(14.2)	$8.4

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months		Year ended
	ended December 31,		December 31,
	2011 vs. 2010		2011 vs. 2010

Percentage change in sales:
TiO2 product pricing	46%		40%
TiO2 sales volume	(19	) %	(5	) %
TiO2 product mix	(11	) %	(6	) %
Changes in currency exchange rates	1%		5%

Total	17%		34%